RELIANCE STEEL & ALUMINUM CO.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated effective as of January 1, 2009)

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Page
14.10. Notice	19
14.11. Successors	19
14.12. Spouse’s Interest	19
14.13. Validity	19
14.14. Distribution in the Event of Income Inclusion Under Code Section 409A	19
14.15. Taxes	20
14.16. Termination for Cause	20
14.17. Limited Cashout	20

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PURPOSE
     The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Reliance Steel & Aluminum Co., a California corporation, and its subsidiaries, if any, that participate in this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is amended and restated effective as of January 1, 2009, except as otherwise provided for in the Plan and except with respect to those Participants who incurred a Separation from Service on or prior to December 31, 2004. The benefits for Participants who incurred a Separation from Service on or prior to December 31, 2004, if any, shall be governed by the Plan in effect on the date of their Separation from Service.
     This Plan, as amended and restated (hereinafter the “Plan”), is intended to comply with all applicable laws, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention. In order to transition to the requirements of Code Section 409A and related Treasury Regulations, the Committee may make available to Participants certain transition relief provided under Notice 2007-86, as described more fully in Appendix A of this Plan.
ARTICLE 1
DEFINITIONS
     For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
     “Actuarial Equivalent” shall be determined by applying reasonable actuarial methods and assumptions, as determined by the Committee.
     “Beneficiary” shall mean one or more persons, trusts, estates or other persons, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.
     “Beneficiary Designation Form” shall mean the form established from time to time by the Committee, which form a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
     “Benefit” shall mean the benefit described in Articles 4 through 7.
     “Benefit Distribution Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution, but not necessarily the date on which such distribution will occur. Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event set forth in Articles 4 through 7, as applicable.
     “Board” shall mean the board of directors of the Company.

     “Cause” shall mean (i) the willful failure by the Participant to perform substantially the Participant’s duties as an employee of the Company (other than due to physical or mental illness) after reasonable notice to the Participant, (ii) the Participant’s engaging in serious misconduct that is injurious to the Company, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, (iv) the breach by the Participant of any written covenant or agreement not to compete with the Company, or (v) the breach by the Participant of his duty of loyalty to the Company which shall include, without limitation, (A) the disclosure by the Participant of any confidential information pertaining to the Company, (B) the harmful interference by the Participant in the business or operations of the Company, (C) any attempt by the Participant directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere, or (D) any attempt by the Participant directly or indirectly to solicit the trade of any customer or supplier, or prospective customer or supplier, of the Company.
     “Change in Control” shall mean the occurrence of a “change in the ownership” or a “change in the effective control” of the Company, as determined in accordance with this Section.
     In determining whether an event shall be considered a “change in the ownership” or a “change in the effective control” of the Company, the following provisions shall apply:
          (a) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (b) of this Section, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.
          (b) A “change in the effective control” of the Company shall occur on either of the following dates:
          (i) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 50% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or
          (ii) The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).
     “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
     “Committee” shall mean the committee described in Article 10.
     “Company” shall mean Reliance Steel & Aluminum Co., a California corporation, and any successor to all or substantially all of the Company’s assets or business.
     “Covered Compensation” shall mean, for any Plan Year, the annual base salary and the cash bonus paid in such year, not including other corporate provided fringe benefits or gain on exercise of stock options.
     “Early Retirement Date” shall mean the date a Participant has both attained age 55 and completed 10 Years of Credited Service.
     “Early Retirement Percentage” shall mean a percentage equal to 38% (i) multiplied by 1 minus 1/3% a month for each month Benefits commence prior to age 65 and (ii) multiplied by a fraction, the numerator of which is the Participant’s Years of Credited Service actually completed divided by the number of Years of Credited Service that would be completed if the Participant had continued his or her service for the Company until age 65.
     “Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.
     “Employee” shall mean a person who is an employee of an Employer.
     “Employer(s)” shall be defined as follows:
          (a) Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in the Plan.
          (b) For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:
               (i) The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and
               (ii) All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least

50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
     “Final Average Compensation” shall mean the average of the highest five Plan Years of Covered Compensation during the 10 Plan Years immediately preceding the Participant’s Separation from Service, death or Disability, or the occurrence of a Change in Control, as applicable.
     “Life Annuity” shall mean a single life annuity if the Participant is single on the applicable Benefit Distribution Date or a joint and 50% survivor annuity if the Participant is married on such date which shall be the Actuarial Equivalent of the single life annuity. The term “Life Annuity” shall also include another type of life annuity if allowed by the Committee, in its sole discretion, as defined in Treas. Reg. §1.409A-2(b)(2)(ii), that is Actuarially Equivalent to the original life annuity. To elect such other type of life annuity, the Participant must complete an Election Form prior to the Benefit Distribution Date. In the case of a Death Benefit, the term “Life Annuity” shall mean a single life annuity paid over the life of the Participant’s surviving spouse that is Actuarially Equivalent to the Death Benefit.
     “Normal Retirement Date” shall mean the date a Participant has both attained age 65 and completed 10 Years of Credited Service. For any Participant who was an Employee on January 1, 1996 and who had met the age and service requirements of the preceding sentence on or before such date, the “Normal Retirement Date” shall mean January 1, 1996.
     “Participant” shall mean any Employee who is selected to participate in the Plan.
     “Plan” shall mean the Reliance Steel & Aluminum Co. Supplemental Executive Retirement Plan, as amended and restated, which shall be evidenced by this instrument, as it may be amended from time to time.
     “Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Committee that evidences a Participant’s agreement to the terms of the Plan and which may establish additional terms or conditions of Plan participation for a Participant. Unless otherwise determined by the Committee, the most recent Plan Agreement accepted with respect to a Participant shall supersede any prior Plan Agreements for such Participant. Plan Agreements may vary among Participants and may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan.
     “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.
     “Separation from Service” shall mean a termination of services provided by a Participant,

whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
               (a) For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (d) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).
               (b) If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
               (c) For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (d) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.
               (d) For a Participant who provides services to an Employer as both an Employee and an independent contractor within a Plan Year, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an Employee and independent contractor, as determined in accordance with the provisions set forth in parts (a) and (c) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (c) of this Section.
               “Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:
               (a) The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and
               (b) Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on April 1st following the applicable identification date.
     “Trust” shall mean one or more trusts established by the Company in accordance with Article 13.
     “Year of Credited Service” shall mean a 12-consecutive month period commencing on an Employee’s date of hire by the Company and anniversaries thereof, during which the Employee is a full-time employee of the Company. Service with a subsidiary or other corporation controlled by the Company prior to the time it became a subsidiary or became so controlled shall not be counted.
ARTICLE 2
SELECTION, ENROLLMENT
     2.1. Selection by Committee. Participation in the Plan shall be limited to, as determined by the Committee in its sole discretion, a select group of management or highly compensated Employees. From that group, the Committee shall select, in its sole discretion, those individuals who may actually participate in this Plan. The Committee shall not select any new Employees to participate in the Plan after January 1, 2009.
     2.2. Enrollment Requirements.
               (a) Each selected Employee shall complete, execute and return to the Committee a Plan Agreement (if requested by the Committee), Election Form, and Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of this Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

ARTICLE 3
VESTING
     3.1. Vesting. If a Participant, prior to incurring a Separation from Service: (i) reaches his or her Early Retirement Date, (ii) dies, or (iii) becomes Disabled; or (iv) if a Change in Control occurs, then the Participant shall become 100% vested in his or her Benefit. If, however, the Participant incurs a Separation from Service prior to any of the dates and/or events provided for above, then such Participant shall not be entitled to receive any Benefits under this Plan.
ARTICLE 4
RETIREMENT BENEFIT
     4.1. Retirement Benefit.
               (a) Normal Retirement. If a Participant incurs a Separation from Service on his or her Normal Retirement Date, then the Participant’s Benefit shall equal a single life annuity beginning on such Separation from Service. The annual amount of this annuity shall equal his or her Final Average Compensation multiplied by 38%.
               (b) Early Retirement. If a Participant incurs a Separation from Service on or after his or her Early Retirement Date, but prior to the Normal Retirement Date, then the Participant’s Benefit shall equal a single life annuity beginning on the Participant’s Separation from Service. The annual amount of this annuity shall equal his or her Final Average Compensation multiplied by the Early Retirement Percentage.
               (c) After Normal Retirement Date. If a Participant incurs a Separation from Service after his or her Normal Retirement Date, then the Participant’s Benefit shall equal the Actuarial Equivalent of the benefit that he or she would have received had the Participant incurred a Separation from Service on the Normal Retirement Date, increased to take into account each Year of Credited Service or fraction thereof after the Normal Retirement Date until the first to occur of: (i) completion of 10 such Years of Credited Service; or (ii) actual Separation from Service.
     4.2. Payment of Retirement Benefit. If a Participant experiences a Separation from Service on or after the Participant’s Early Retirement Date, but prior to death, Disability, or a Change in Control, then the Participant shall be eligible to receive the Actuarial Equivalent of his or her vested Benefit in the form of either alump sum payment or Life Annuity, as elected by the Participant in accordance with Section 4.3 (the “Early Retirement Benefit”). The Participant may make another election in accordance with Section 4.3 to receive the Actuarial Equivalent of his or her vested Benefit in the form of either a lump sum payment or Life Annuity if such Separation from Service occurs on or after the Normal Retirement Date (the “Normal Retirement Benefit”). A Participant’s Early Retirement Benefit and Normal Retirement Benefit shall be calculated as of the close of business on or about the applicable Benefit Distribution Date for such benefit, which shall be (i) the first day of the seventh month following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (ii) for all other Participants, the last day of the month in which the Participant experiences a Separation from Service; provided, however, if a Participant changes the form of distribution for the Benefit in accordance with Section 4.3(b), the Benefit Distribution Date for the Benefit shall be determined in accordance with Section 4.3(b).
     4.3. Payment Election.
          (a) A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Actuarial Equivalent of the Early Retirement Benefit in the form of a lump sum payment or Life Annuity. The Participant shall make another election to receive the Actuarial Equivalent of the Normal Retirement Benefit in the form of a lump sum payment or Life Annuity. If a Participant does not make an election with respect to the form of payment, then such Participant shall be deemed to have elected to receive the Benefit in the form of a lump sum payment.
          (b) A Participant may change the form of payment for the Early Retirement Benefit and Normal Retirement Benefit only twice for each type of benefit by submitting an Election Form to the Committee in accordance with the following criteria:
               (i) The election shall not take effect until at least 12 months after the date on which the election is made;
               (ii) The new Benefit Distribution Date for the Participant’s Benefit shall be five years after the Benefit Distribution Date that would otherwise have been applicable to such benefit; and
               (iii) The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Benefit.
          For purposes of applying the provisions of this Section 4.3(b), a Participant’s election to change the form of payment for the Benefit shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable on a date determined by the Committee; provided, however, that such date shall be no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Benefit. Subject to the requirements of this Section 4.3(b), the most recent Election Form that has become effective shall govern the form of payout of the Participant’s Benefit.
          (c) The lump sum payment shall be made, or annuity payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. If the Participant elected a Life Annuity, then the remaining payments shall be made in each successive month in an amount equal to one-twelfth of the annual Life Annuity amount.

ARTICLE 5
DEATH BENEFIT
     5.1. Death Benefit
          (a) If a Participant dies prior to reaching age 55, Separation from Service, Disability, or a Change in Control, then the Participant’s Benefit shall equal an installment payment over a period of 10 years with the annual amount of this payment equal to his or her annual base salary on the date of the Participant’s death multiplied by 80% (the “Pre-Retirement Death Benefit”).
          (b) If a Participant dies on or after reaching age 55, but prior to the Participant’s Separation from Service, Disability, or a Change in Control, then the Participant’s Benefit shall equal the Actuarial Equivalent of the greater of (b)(i) or (b)(ii) below:
               (i) The Actuarial Equivalent of (A) or (B) below, depending on when the Participant dies:
          (A) Prior to Normal Retirement Date. If a Participant dies on or after reaching age 55, but prior to his or her Normal Retirement Date, then the Participant’s Benefit shall equal the Actuarial Equivalent of 50% of the Benefit that he or she would have received had the Participant incurred a Separation from Service on the Normal Retirement Date, rather than died prior to the Normal Retirement Date, but determined using the Participant’s Final Average Compensation on the date on which he or she died; or
          (B) On or After Normal Retirement Date. If a Participant dies on or after his or her Normal Retirement Date, then the Participant’s Benefit shall equal the Actuarial Equivalent of 50% of the Benefit that he or she would have received had the Participant incurred a Separation from Service on the date on which he or she died.
               (ii) Pre-Retirement Death Benefit.
(For purposes of the Plan, Actuarial Equivalent of the greater of (b)(i) or (b)(ii) shall be referred to as the “Death Benefit”.)
     5.2. Payment of Death Benefit. The Participant’s Beneficiary(ies) shall be eligible to receive the vested Pre-Retirement Death Benefit in the form of an installment payment over a period of 10 years. The Participant’s Beneficiary(ies) shall be eligible to receive the Actuarial Equivalent of the vested Death Benefit in the form of either a lump sum payment or the Participant’s surviving spouse, if any, shall be eligible to receive the Actuarial Equivalent of the vested Death Benefit in the form of a Life Annuity, as elected by the Participant in accordance with Section 5.3. If the Participant elected to receive the Death Benefit in the form of a Life Annuity and is not survived by his or her spouse, then the Participant’s Beneficiary(ies) shall not receive any Death Benefit. A Participant’s Pre-Retirement Death Benefit and Death Benefit shall be calculated as of the close of business on or about the applicable Benefit Distribution Date for such benefit, which shall be the last day of the month in which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death; provided, however, if a Participant changes the form of distribution for the Death Benefit in accordance with Section 5.3(b), the Benefit Distribution Date for the Death Benefit shall be determined in accordance with Section 5.3(b).
     5.3. Payment Election.
          (a) A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Death Benefit in a lump sum payment or Life Annuity. If a Participant does not make any election with respect to the payment of the Death Benefit, then such Participant shall be deemed to have elected to receive the Death Benefit as a lump sum.
          (b) A Participant may change the form of payment for the Death Benefit only twice by submitting an Election Form to the Committee in accordance with the following criteria:
               (i) The election shall not take effect until at least 12 months after the date on which the election is made; and
               (ii) The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Death Benefit.
          For purposes of applying the provisions of this Section 5.3(b), a Participant’s election to change the form of payment for the Death Benefit shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable on a date determined by the Committee; provided, however, that such date shall be no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Death Benefit. Subject to the requirements of this Section 5.3(b), the most recent Election Form that has become effective shall govern the form of payout of the Participant’s Death Benefit.
          (c) The lump sum payment shall be made, or annuity payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. If the Participant elected a Life Annuity, then the remaining payments shall be made in each successive month in an amount equal to one-twelfth of the annual Life Annuity amount.
ARTICLE 6
DISABILITY BENEFIT
     6.1. Disability Benefit. If a Participant becomes Disabled prior to the Participant’s Separation from Service, death, or a Change in Control, then the Participant’s Benefit shall equal the Actuarial Equivalent of (a) or (b) below, depending on when the Participant becomes Disabled (“Disability Benefit”):
          (a) Prior to Early Retirement Date. If a Participant becomes Disabled prior to his or her Early Retirement Date, then the Participant’s Benefit shall equal the Actuarial Equivalent of the Benefit that he or she would have received had the Participant incurred a Separation from Service on the Early Retirement Date, rather than becoming Disabled prior to the Early Retirement Date, but determined using the Participant’s Final Average Compensation on the date on which he or she became Disabled; or
          (b) On or After Early Retirement Date. If a Participant becomes Disabled on or after his or her Early Retirement Date, then the Participant’s Benefit shall equal the Actuarial Equivalent of the Benefit that he or she would have received had the Participant incurred a Separation from Service on the date on which he or she became Disabled.
     6.2. Payment of Disability Benefit. The Participant shall be eligible to receive the Actuarial Equivalent of his or her vested Disability Benefit in the form of either a lump sum payment or Life Annuity, as elected by the Participant in accordance with Section 6.3. The Disability Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date for such benefit, which shall be the date on which the Participant becomes Disabled; provided, however, if a Participant changes the form of distribution for the Disability Benefit in accordance with Section 6.3(b), the Benefit Distribution Date for the Disability Benefit shall be determined in accordance with Section 6.3(b).
     6.3. Payment Election.
          (a) A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Disability Benefit in the form of a lump sum payment or Life Annuity. If a Participant does not make any election with respect to the payment of the Disability Benefit, then such Participant shall be deemed to have elected to receive the Disability Benefit as a lump sum.
          (b) A Participant may change the form of payment for the Disability Benefit only twice by submitting an Election Form to the Committee in accordance with the following criteria:
               (i) The election shall not take effect until at least 12 months after the date on which the election is made; and
               (ii) The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Disability Benefit.
          For purposes of applying the provisions of this Section 6.3(b), a Participant’s election to change the form of payment for the Disability Benefit shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable on a date determined by the Committee; provided, however, that such date shall be no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Disability Benefit. Subject to the requirements of this Section 6.3(b), the most recent Election Form that has become effective shall govern the form of payout of the Participant’s Disability Benefit.

          (c) The lump sum payment shall be made, or annuity payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. If the Participant elected a Life Annuity, then the remaining payments shall be made in each successive month in an amount equal to one-twelfth of the annual Life Annuity amount.
ARTICLE 7
CHANGE IN CONTROL BENEFIT
     7.1. Change in Control Benefit. If a Change in Control occurs prior to the Participant’s Separation from Service, death, or Disability, then the Participant’s Benefit shall equal the Actuarial Equivalent of (a) or (b) below, depending on when the Change in Control occurs (“Change in Control Benefit”):
          (a) Prior to Normal Retirement Date. If a Change in Control occurs prior to the Participant’s Normal Retirement Date, then the Participant’s Benefit shall equal the Actuarial Equivalent of the Benefit that he or she would have received had the Participant incurred a Separation from Service on the Normal Retirement Date, rather than a Change in Control occurring prior to the Normal Retirement Date, but determined using the Participant’s Final Average Compensation on the date on which the Change in Control occurs; or
          (b) On or After Normal Retirement Date. If a Change in Control occurs on or after the Participant’s Normal Retirement Date, then the Participant’s Benefit shall equal the Actuarial Equivalent of the Benefit that he or she would have received had the Participant incurred a Separation from Service on the date on which the Change in Control occurs.
     7.2. Payment of Change in Control Benefit.
          (a) The Participant shall be eligible to receive the Actuarial Equivalent of his or her vested Change in Control Benefit in the form of a lump sum payment. The Benefit Distribution Date for the Change in Control Benefit shall be the date on which the Change in Control occurs.
          (b) The Change in Control Benefit shall be calculated as of the close of business on or about the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.
ARTICLE 8
BENEFICIARY DESIGNATION
     8.1. Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant; provided, however, that if the Participant elected to receive the Death Benefit in the form of a Life Annuity, then the beneficiary shall be his or her surviving spouse, if any, and notwithstanding anything herein to the contrary, the Participant shall not be able to change this designation. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
     8.2. Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. Upon submitting a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant prior to his or her death.
     8.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.
     8.4. No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.
     8.5. Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.
     8.6. Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company, all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement (if any) shall terminate upon such full payment of benefits.
ARTICLE 9
TERMINATION OF PLAN, AMENDMENT OR MODIFICATION
     9.1. Termination of Plan. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Committee and the Company reserve the right to terminate the Plan. To the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Committee or Company may provide that upon termination of the Plan, all Benefits shall be distributed, subject to and in accordance with any rules established by the Committee or the Company deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

     9.2. Amendment. The Committee or the Company may, at any time, amend or modify the Plan in whole or in part. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s vested Benefit in existence at the time the amendment or modification is made.
     9.3. Effect of Payment. The full payment of the Participant’s vested Benefit in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement (if any) shall terminate.
ARTICLE 10
ADMINISTRATION
     10.1. Committee Duties. Except as otherwise provided in this Article 10, this Plan shall be administered by the Compensation and Stock Option Committee of the Board (the “Committee”). Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan; and (c) delegate certain responsibilities to certain management employees. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
     10.2. Administration Upon Change In Control. Within 120 days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”). The Administrator shall be the Committee provided for in Section 10.1 above and shall perform any or all of the duties described in Section 10.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (a) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (b) the Administrator may only be terminated with the written consent of the majority of Participants with a Benefit in the Plan as of the date of such proposed termination.
     10.3. Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.
     10.4. Binding Effect of Decisions. The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
     10.5. Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.
     10.6. Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Benefits of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service or death of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.
ARTICLE 11
OTHER BENEFITS AND AGREEMENTS
     11.1. Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 12
CLAIMS PROCEDURES
     12.1. Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     12.2. Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

          (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
          (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
               (i) the specific reason(s) for the denial of the claim, or any part of it;
               (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
               (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
               (iv) an explanation of the claim review procedure set forth in Section 12.3 below; and
               (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     12.3. Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
          (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;
          (b) may submit written comments or other documents; and/or
          (c) may request a hearing, which the Committee, in its sole discretion, may grant.
     12.4. Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
          (a) specific reasons for the decision;
          (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;
          (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
          (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
     12.5. Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE 13
TRUST
     13.1. Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company shall establish a trust (the “Trust”) by a trust agreement with a third party trustee. The Company shall make contributions to the Trust to fund the Benefits provided under the Plan. Upon a “Change of Control”, the Company shall contribute to the Trust, as soon as possible, but in no case more than 30 days after such event, the amount by which the present value of accrued Benefits under the Plan exceeds the value of the Trust assets.
     13.2. Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement (if any) shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.
     13.3. Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.
ARTICLE 14
MISCELLANEOUS
     14.1. Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury guidance and Regulations.
     14.2. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
     14.3. Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement (if any). The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement (if any).
     14.4. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
     14.5. Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
     14.6. Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
     14.7. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

     14.8. Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     14.9. Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.
     14.10. Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Compensation and Stock Option
Committee of the Board of
Directors of Reliance Steel &
Aluminum Co.

Attn: Chief Financial Officer

350 S. Grand Ave., Ste. 5100

Los Angeles, CA 90071

     Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
     14.11. Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
     14.12. Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
     14.13. Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
     14.14. Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Benefit under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such

Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Benefit required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid vested Benefit.
     14.15. Taxes. Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.
     14.16. Termination for Cause. Notwithstanding any provision herein to the contrary, a Participant whose employment with the Company is terminated for Cause shall not be eligible for any Benefit hereunder.
     14.17. Limited Cashout. Notwithstanding anything herein to the contrary, the Committee may, in its discretion, automatically pay out a Participant’s vested Benefit in a lump sum, provided that such payment satisfies the requirements in (a) through (c) below:
          (a) Such payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2);
          (b) Such payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B); and
          (c) Such exercise of Committee discretion is evidenced in writing no later than the date of such payment.

IN WITNESS WHEREOF, the Company has signed this Plan document to be amended and restated effective as of January 1, 2009, except as otherwise provided for in the Plan.

“Company” Reliance Steel & Aluminum Co., a California corporation
By:	/s/ Karla R. Lewis
Title: Executive Vice President and
Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)

APPENDIX A
LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS MADE
AVAILABLE IN ACCORDANCE WITH NOTICE 2007-86
The capitalized terms below shall have the same meaning as provided in Article 1 of the Plan.
Opportunity to Make New (or Revise Existing) Distribution Elections. Notwithstanding the required deadline for the submission of an initial distribution election under Articles 4 through 7 of the Plan, effective December 1, 2008, the Committee may, to the extent permitted by Notice 2007-86, provide a limited period in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008. Any distribution election(s) made by a Participant in accordance with this Appendix A shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan.
The Committee shall interpret all provisions relating to an election submitted in accordance with this Appendix in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations. By way of example, if any distribution election submitted by a Participant in 2008 either (a) relates to an amount that would otherwise be paid to the Participant in 2008, or (b) would cause an amount to be paid to the Participant in 2008, such election shall not be effective.